Exhibit 10.3

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of March 9, 2011, is made by and between Immersion Corporation, a Delaware corporation (“Immersion” or the “Company”), and the entities and natural persons listed on the signature pages hereto (collectively, the “Dialectic Group”) (each of the Company and the Dialectic Group, a “Party” to this Agreement, and collectively, the “Parties”).

WHEREAS, the Dialectic Group may be deemed to beneficially own shares of common stock of Immersion (the “Common Stock”) totaling, in the aggregate, 1,467,861 shares, or approximately 5.2% of the Common Stock issued and outstanding on the date hereof.

WHEREAS, the Dialectic Group has provided notice to the Company of its intention to nominate two persons to the board of directors of the Company at Immersion’s 2011 annual meeting of stockholders (the “Annual Meeting”) and to communicate with stockholders of the Company in connection with the election of directors of the Company at the Annual Meeting.

WHEREAS, Immersion and the Dialectic Group have agreed that it is in their mutual interests to enter into this Agreement to set forth, among other things, the parties’ mutual understanding relating to the Annual Meeting.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the Parties mutually agree as follows:

1.        Representations and Warranties of the Dialectic Group.    The Dialectic Group represents and warrants to Immersion that (a) this Agreement has been duly authorized, executed and delivered by each member of the Dialectic Group, and is a valid and binding obligation of each member of the Dialectic Group, enforceable against each member of the Dialectic Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, any law, any order of any court or other agency of government, applicable to any member of the Dialectic Group or to which any member of the Dialectic Group is a party, or the organizational documents of any member of the Dialectic Group.

2.        Representations and Warranties of Immersion.    Immersion hereby represents and warrants to the Dialectic Group that (a) this Agreement has been duly authorized, executed and delivered by Immersion, and is a valid and binding obligation of Immersion, enforceable against Immersion in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (b) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of, any law, any order of any court or other agency of government, Immersion’s Certificate of Incorporation or Bylaws, or any agreement to which Immersion is a party or is bound, nor trigger any “change of control” provision in any agreement to which Immersion is a party.

3.        Annual Meeting.

(a)        Immersion agrees to take all actions necessary and appropriate to nominate for election at the Annual Meeting as Class III directors of the Immersion Board of Directors (the “Board”) Mr. Carl Schlachte and Mr. John Fichthorn (together, the “2011 Nominees”) and to recommend, and reflect such recommendation in the Company’s definitive proxy statement in connection with the Annual Meeting (the “2011 Proxy Statement”), that the shareholders of the Company vote to elect the 2011 Nominees as Class III directors of the Board at the Annual Meeting.

(b)        The Dialectic Group hereby irrevocably withdraws its letter dated December 30, 2010 nominating two candidates for election to the Board at the Annual Meeting.

(c)        At the Annual Meeting, the Dialectic Group agrees to vote, and cause their respective officers, directors, employees, agents, Affiliates and Associates, to vote, all of the shares of Common Stock beneficially owned by them or over which it has or shares voting power in favor of the election of the 2011 Nominees.

(d)        The Company agrees that during the Standstill Period (as defined below), it shall not, and shall cause the Board not to, take any action to increase the number of members on the Board to more than seven (7) directors.

(e)        The Company agrees that it shall hold the Annual Meeting no later than June 30, 2011.

4.        Standstill.    Each member of the Dialectic Group agrees that, from the date of this Agreement until the one-year anniversary of the date of the Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)                engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended or the rules or regulations thereunder (the “Exchange Act”)) of proxies or consents (including, without limitation, any solicitation of consents to call a special meeting of stockholders, action by written consent of stockholders and any solicitation or nomination pursuant to Rule 14a-11 under the Exchange Act), in each case, with respect to securities of the Company;

(ii)                seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at annual or special meeting of stockholders, except in accordance with Section 4(a)(vii);

(iii)                form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some lesser number of the persons identified herein as part of the Dialectic Group);

(iv)                deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the Dialectic Group;

(v)                control, influence or seek to control or influence the Board, other than through non public communications with the officers and directors of the Company;

(vi)                seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or any solicitation or nomination pursuant to Rule 14a-11 under the Exchange Act;

(vii)                (1) make any proposal for consideration by stockholders at any annual or special meeting of stockholders or (2) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, disposition or other business combination involving the Dialectic Group and the Company;

(viii)                seek, alone or in concert with others, representation on the Board; or

(ix)                make any request to amend, waive or terminate any provision of this Agreement, other than through non public communications with the officers and directors of the Company that do not trigger any disclosure obligation on the part of the Company or any member of the Dialectic Group;

provided, however, that nothing herein will limit the ability of (1) any member of the Dialectic Group, or its respective Affiliates and Associates, except as otherwise provided in Section 3, to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company in such manner as it may determine in its sole discretion; (2) the Dialectic Group to announce its opposition to any Board-approved and publicly-announced proposals, including, but not limited to, a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination or divestiture involving the Company; (3) the Dialectic Group to file a Schedule 13D/A with the Securities and Exchange Commission disclosing the execution of this Agreement and terminating their status as a group; or (4) any member of the Dialectic Group, or its respective Affiliates and Associates from taking any action as in the opinion of counsel is reasonably required to comply with applicable law (including any Federal or State securities laws, rules or regulations or the rules and regulations of any stock exchange or stock market).

As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

5.        Public Announcement.    Immersion and the Dialectic Group shall promptly disclose the existence of this Agreement after its execution pursuant to a joint press release that is mutually acceptable to the parties, including a description of the material terms of this Agreement. Subject to applicable law, none of the Parties shall disclose the existence of this Agreement until the joint press release is issued. During the Standstill Period, the Parties agree that each Party shall refrain from any disparagement, defamation, libel or slander with respect to any other Party and from publicly criticizing any other Party or a Party’s respective Affiliates and Associates. Nothing in this Agreement shall prohibit or be construed to prohibit any member of the Dialectic Group or any of its Affiliates and Associates from commenting or presenting its views on any issue or matter that has been publicly disclosed by the Company and making any filings with the Securities and Exchange which in the opinion of counsel any of the foregoing parties is reasonably required to make in connection therewith.

6.        Remedies.

(a)        Each of the Parties acknowledges and agrees that a breach or threatened breach by any Party may give rise to irreparable injury inadequately compensable in damages, and accordingly each Party shall be entitled to seek injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, in addition to any other remedy to which such aggrieved Party may be entitled to at law or in equity, and without posting a bond or other security.

(b)        In the event a Party institutes any legal action to enforce such Party’s rights under, or recover damages for breach of this Agreement, the prevailing party or parties in such action shall be entitled to recover from the other party or parties all costs and expenses, including but not limited to reasonable attorneys’ fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiation incurred by such prevailing party or parties.

7.        Expenses.    The Company shall reimburse the Dialectic Group for its reasonable, documented out-of-pocket fees and expenses incurred in connection with matters related to the Annual Meeting and the negotiation and execution of this Agreement in the amount of $100,000 in the aggregate. Mr. Fichthorn agrees not to accept any cash compensation as a member of the Board until the amount of foregone compensation equals $100,000.

8.        Releases.

(a)        The Dialectic Group hereby agrees for the benefit of Immersion, and each controlling person, officer, director, shareholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of Immersion (Immersion and each such person being an “Immersion Released Person”) as follows:

(i)        The Dialectic Group, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Immersion Released Person of, and hold each Immersion Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) and arising out of or related to the Company’s solicitation of nominees for directors and related proxy solicitation in connection with the Annual Meeting (collectively, “Dialectic Claims”) that the Dialectic Group may have against the Immersion Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii)        The Dialectic Group understands and agree that the Dialectic Claims released by the Dialectic Group above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Dialectic Claims as described above. The Dialectic Group understands that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Dialectic Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(b)        The Dialectic Group agrees that, except as counsel to the Dialectic Group or any of its Affiliates and Associate reasonably determines is required in order for members of the Dialectic Group to comply with their respective fiduciary duties to their investors, (i) no member of the Dialectic Group shall, without the consent of Immersion, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which Immersion or any of its officers or directors are named as parties; provided that the foregoing shall not prevent any member of the Dialectic Group from responding to a validly issued legal process and (ii) the Dialectic Group agrees to give Immersion at leave five business days notice of the receipt of any legal process requesting information regarding Immersion or any of its officers or directors, to the extent that such notice is legally permissible.

(c)        Immersion hereby agrees for the benefit of the Dialectic Group, and each controlling person, officer, director, stockholder, agent, affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present (the Dialectic Group and each such person being a “Shareholder Released Person”) as follows:

(i)        Immersion, for itself and for its affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Shareholder Released Person of, and holds each Shareholder Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected and arising out of or related to the Dialectic Group’s notice to the Company of its intention to nominate two persons to the Company’s Board at the Annual Meeting (collectively, “Immersion Claims”), that Immersion may have against the Shareholder Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii)        Immersion understands and agrees that the Immersion Claims released by Immersion above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Immersion

Claims as described above. Immersion understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of Immersion Claims, but it nevertheless waives any claims or rights based on different or additional facts.

(d)        The Parties do hereby expressly waive and relinquish all rights and benefits afforded by California Civil Code Section 1542, and do so understanding and acknowledging the significance and consequences of such specific waiver of California Civil Code Section 1542. The Parties acknowledge and understand that they are being represented in this matter by counsel of their own choice, and acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Thus, notwithstanding these provisions of law, the Parties expressly acknowledge and agree that this Section 8 is also intended to include in its effect, without limitation, all such claims which they do not know or suspect to exist at the time of the execution of this Agreement, and that this Agreement contemplates the extinguishment of those claims.

(e)        The Parties intend that the foregoing release be broad with respect to the matter released, provided, however, this release of Dialectic Claims and Immersion Claims shall not include claims to enforce the terms of this Agreement; and provided further that nothing in the foregoing release shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of Immersion arising under Immersion’s Certification of Incorporation, Bylaws or otherwise.

9.        Notices.    Any notice or other communication required or permitted to be given under this Agreement will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by a Party by notice to the other Parties in accordance with this Section 9) and delivered personally or sent by recognized overnight courier, postage prepaid, and will be deemed given (a) when so delivered personally, or (b) if sent by recognized overnight courier, one day after the date of sending.

If to Immersion:

Immersion Corporation

801 Fox Lane

San Jose, California 95131

Attention: General Counsel

Telephone: (408) 467-1900

Facsimile: (408) 467-1901

with a copy to:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, California 94104

Attention: Douglas N. Cogen

Telephone: (415) 875-2300

Facsimile: (415) 281-1350

If to the Dialectic Group:

Dialectic Capital Partners, LP

875 Third Avenue, 15th Floor

New York, New York 10022

Attention: John Fichthorn

Telephone: (212) 230-3220

Facsimile: (212) 980-2635

with a copy to:

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

Attention: Jeffrey Tullman

Telephone: (212) 519-5101

Facsimile: (212) 245-3009

10.        Entire Agreement.    This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties in connection with the subject matter hereof.

11.        Amendments; Severability; Counterparts; Facsimile.    This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, and signature pages may be delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.        Governing Law; Jurisdiction.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction. The Parties to this Agreement agree that any suit, action or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought only in a federal court located in Delaware or in any Delaware state court, and each of the Parties irrevocably consents to the jurisdiction of such courts (and of the appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives any objection it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

13.        Successors and Assigns.    This Agreement shall not be assignable by any of the Parties. This Agreement, however, shall be binding on successors of the Parties.

14.        Further Action.    Each Party agrees to execute such additional reasonable documents, and to do and perform such reasonable acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Agreement.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

IMMERSION CORPORATION

By:	/s/ Victor Viegas
Name: Victor Viegas
Title: Chief Executive Officer
THE DIALECTIC GROUP:

DIALECTIC CAPITAL PARTNERS, LP

By:	/s/ John Fichthorn
Dialectic Capital, LLC
Its General Partner
DIALECTIC OFFSHORE L2, LTD.

By:	/s/ John Fichthorn
Dialectic Capital, LLC,
Its Investment Manager
DIALECTIC ANTITHESIS OFFSHORE, LTD.

By:	/s/ John Fichthorn
Dialectic Capital, LLC
Its Investment Manager
DIALECTIC ANTITHESIS PARTNERS, LP

By:	/s/ John Fichthorn
Dialectic Capital, LLC
Its General Partner
DIALECTIC OFFSHORE, LTD.

By:	/s/ John Fichthorn
Dialectic Capital, LLC
Its Investment Manager
DIALECTIC CAPITAL, LLC

By:	/s/ John Fichthorn
John Fichthorn
Managing Member, and Individually

By:	/s/ Luke Fichthorn
Luke Fichthorn
Managing Member